LifeTech Capital
a division of Aurora Capital
Member FINRA / SIPC
Unlocking the Value of Science™

Boca Raton
4431 Woodfield Blvd.
Boca Raton, FL 33432
Tel: 561-988-9129
Fax: 561-988-9129

New York
17 Park Avenue, #201
New York, NY 10016
Tel: 917-834-7206
Fax: 415-887-7814

www.LifeTechCapital.com

October 27, 2010

IsoRay Medical, Inc.
350 Hills St., Suite 106
Richland, WA 99354

Attn: Dwight Babcock, Chairman and Chief Executive Officer

Dear Mr. Babcock:

The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions pursuant to which LifeTech Capital, a Division of Aurora Capital, LLC ("The Agent") shall introduce IsoRay Medical, (the "Company") to prospective investors in connection with a proposed offering (the "Offering") of securities (the "Securities") of the Company. The terms of such Offering and the Securities shall be mutually agreed upon by the Company and the investor(s). The Agent's engagement under this Agreement shall be non-exclusive and shall expire on November 30, 2010 unless mutually extended by both parties.

In consideration of the services rendered by the Agent under this Agreement, the Company agrees to pay the Agent at the closing of the Offering and out of the closing escrow (or other means acceptable to the Agent) the following fee and other compensation:

(A) A cash fee equal to 5% of the total gross proceeds received under the Offering, payable immediately upon the closing or closings of any and all portions of the Offering by the investor introduced by the Agent.

(B) The Company agrees to issue to the Agent or its assignees, a Warrant to purchase 3% of the Securities sold to an Agent's investor, issued or issuable pursuant to the Offering. The Warrants shall be priced at 135% of the market price of the stock issued at the time of the transaction.

(C) If within 6 months of the date of this Agreement, the Company completes any public or private financing of equity or debt with the prospective Investor to whom the Company was introduced by the Agent and disclosed to the Company in writing, the Company will pay to the Agent upon the closing of such financing the compensation set forth in (A) and (B) as a Source Fee.

(D) The Company agrees to reimburse the Agent all reasonable legal fees subject to a cap of \$25,000. Additionally, the Company agrees to reimburse the Agent for all documented and reasonable travel and transaction related expenses, provided that any travel or transaction related expense in the amount of \$500 or greater must be pre approved by the Company in advance. Expenses derived by the Agent whether or not an Offering is completed, are to be paid by the Company to the Agent within 15 calendar days of receiving written supporting invoice documentation. Furthermore, in the event that the Agent determines that an Escrow Agent is needed, the company agrees to pay the expense of the escrow account directly to the escrow agent.

This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to conflicts of law principles. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of Arizona, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful.

This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to its subject matter and there are no agreements or understandings with respect to the subject matter hereof which are not contained in this Agreement. This Agreement may be modified only in writing signed by the party to be charged hereunder.

Upon the signing of a definitive term sheet the Company agrees to enter into an Indemnification agreement with the Agent.

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this letter.

Very truly yours,

LifeTech Capital, a Division of Aurora Capital, LLC

By: ______________________
Name: Robert Keyser Jr.
Title: CEO

IsoRay Medical, Inc.

By: ______________________
Name: Dwight Babcock
Title: Chairman and Chief Executive Officer